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Pricing Supplement dated December 11, 2003	                Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and			File No. 333-84692
Prospectus Supplement dated April 4, 2002)

	TOYOTA MOTOR CREDIT CORPORATION

	Medium-Term Note - Floating Rate
_______________________________________________________________________________

Principal Amount:  $40,000,000		Trade Date: December 11, 2003
Issue Price: See "Plan of Distribution"	Original Issue Date: December 16, 2003
Initial Interest Rate:  1.08813		Net Proceeds to Issuer: $39,996,000
				Principal's Discount
Interest Payment Period: Quarterly	 	or Commission: 0.01%
Stated Maturity Date: December 17, 2004
_______________________________________________________________________________

Calculation Agent:  Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
         (Fixed Interest Rate): 			   Date):
  [ ]  Other Floating Rate Note				  (Fixed Interest Rate):
         (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
      [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
      [X]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
               If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                        [X]  Telerate Page: 3750

   Initial Interest Reset Date: March 17, 2004	Spread (+/-): -0.08%
   Interest Rate Reset Period: Quarterly		Spread Multiplier:  N/A
   Interest Reset Dates: March 17, 2004,		Maximum Interest Rate: N/A
      June 17, 2004 and September 17, 2004
   Interest Payment Dates: March 17, 2004,		Minimum Interest Rate:  N/A
      June 17, 2004, September 17, 2004 and Maturity	Index Maturity: 3 month
					Index Currency: U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from December 16, 2003 to December 17, 2004
  [ ]  Other (see attached)

Redemption:
  [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]  The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date: N/A
       Initial Redemption Percentage: N/A
       Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Repayment Price:     %

Currency:
  Specified Currency:  U.S. dollars
    (If other than U.S. dollars, see attached)
  Minimum Denominations:
    (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	___________________________

		The Williams Capital Group, L.P.


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ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms of and subject to the conditions of an Appointment Agreement dated December 11, 2003 and an Appointment Agreement Confirmation dated December 11, 2003 (collectively, the "Agreement"), between TMCC and The Williams Capital Group, L.P. ("WCG"), WCG, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. WCG may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by WCG.

Under the terms and conditions of the Agreement, WCG is committed to take and pay for all of the Notes offered hereby if any are taken.